UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD

SPECIALIZED DISCLOSURE REPORT
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SENSATA TECHNOLOGIES HOLDING PLC
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(Exact name of the registrant as specified in its charter)

ENGLAND AND WALES	001-34652	98-1386780
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

529 Pleasant Street
Attleboro, MA 02703
United States
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(Address of principal executive offices, including zip code)

Shannon M. Votava
(508) 236-3800
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(Name and telephone number, including area code, of the
person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021

Section 1 – Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD is provided in accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2021 to December 31, 2021. A copy of our Conflict Minerals Report is attached hereto as Exhibit 1.01 and available on our website at www.sensata.com/sustainability. The content of any website referred to in this Form SD or the exhibit hereto is included for general information only and is not incorporated by reference herein.

Item 1.02    Exhibit
The Conflict Minerals Report as required by Items 1.01 and 1.02 is filed as Exhibit 1.01 to this Form SD.

Section 2 – Exhibits
Item 2.01    Exhibits
The following exhibit is filed as part of this report.

Exhibit No.	Description

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING PLC

/s/ Shannon M. Votava
Date: May 27, 2022	Name: Shannon M. Votava
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary